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                                                                EXHIBIT 10.63

                          TENANT IMPROVEMENT AGREEMENT

       This TENANT IMPROVEMENT AGREEMENT (this "Agreement") is being entered into as of August 12, 1999 by and between 1900 BRYANT STREET INVESTORS, LLC, a California limited liability company ("Landlord"), and WILLIAMS-SONOMA, INC., a California corporation ("Tenant"), in connection with the execution of the Industrial Lease between Landlord and Tenant dated of even date herewith (the "Lease"), who hereby agree as follows:

1.     GENERAL.

       A. The purpose of this Agreement is to set forth the terms and conditions relating to the construction of the interior improvements in the Lease Premises (the "Tenant Improvements"), in particular to specify who will be responsible for the construction of the Tenant Improvements, who will pay for the construction of the Tenant Improvements, and the time schedule for completion of the construction of the Tenant Improvements.

       B. Any terms not otherwise defined in this Agreement shall have the same meaning given to them in the Lease.

       C. In the event of any conflicts between the provisions of the Lease and of this Agreement, the provisions of this Agreement shall control.

2.     TENANT IMPROVEMENTS.

       Landlord shall select and engage a contractor ("Contractor") to construct the Tenant Improvements in accordance with approved Plans (as described below). Landlord shall exercise commercially reasonable efforts to construct the Tenant Improvements within the Premises by January 17, 2000, as may be extended by any Tenant Delays (as defined below); provided, however, that Landlord shall not be liable to Tenant for any delay in completion of the Tenant Improvements. The Tenant Improvements (including the payment of all permits and other fees associated therewith) shall be performed at Tenant's cost, subject to the Landlord's contribution of the Tenant Improvement Allowance (as defined below).

       Landlord represents and warrants to Tenant that the Base Building Improvements will be done in a good and workmanlike manner using materials of good quality.

3.     PLANS AND BUDGET.

       A. No later than September 15, 1999, Tenant shall provide Landlord with the program document and schematic design for the Tenant Improvements. On the basis of this information, Landlord shall engage MBH Architects ("Architect") to prepare plans and specifications for the Tenant Improvements (the "Plans"). The Plans shall be prepared in compliance with all applicable local, state and federal laws and regulations. Within five (5) days of receipt of the program document and schematic design from Tenant, Landlord shall furnish


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the initial draft of the Plans for the Tenant Improvements to Tenant for
Tenant's review and approval, which Tenant shall not unreasonably withhold or delay, Tenant shall review and approve (or provide written comment regarding) such Plans within three (3) business days after receipt thereof. Tenant's failure to deliver the program document and schematic design, or detailed written comments on the draft Plans, within the time periods specified herein shall be deemed to be a "Tenant Delay" for purposes of this Agreement. In addition, any changes or modifications to the Plans requested by Tenant which delay the completion of the Tenant improvements shall be deemed to be a "Tenant Delay" for purposes of this Agreement, unless Tenant can demonstrate that the Plans prepared by Landlord were materially inconsistent with the program document and schematic design provided to Landlord by Tenant. Landlord shall construct the Tenant Improvements in compliance with all applicable local, state and federal laws and regulations.

       B. The Architect shall prepare working drawings on the basis of the Plans, which shall be provided to the Contractor for preparation of a construction budget (the "Budget"). The Architect shall be paid on a base contract of $210,000 plus reimbursable expenses at cost plus fifteen percent (15%). The Budget shall include five percent (5%) for "overhead and profit" and seven percent (7%) for "general conditions," which amounts shall constitute the entire Contractor's fee to be charged against the Budget. The Contractor shall solicit bids from three (3) subcontractors whenever possible for each trade or item in connection with construction of the Tenant Improvements, shall select the lowest bidder (provided that such bidder shall be able to perform the work on schedule) and shall provide such bids to Landlord when submitting invoices for payment.

4.     TENANT IMPROVEMENT ALLOWANCE.

       Landlord shall contribute an amount up to Twenty Dollars ($20) per rentable square foot of the Premises ("Tenant Improvement Allowance") toward the costs of the Tenant Improvements. Landlord shall have no obligation to pay for costs of the Tenant Improvements in excess of the Tenant Improvement Allowance. Upon completion of the Budget, Landlord shall submit the Budget to Tenant for Tenant's review and approval. Tenant shall review and approve (or provide written comment regarding) the Budget within three (3) business days after receipt of the Budget. Tenant's failure to approve or provide detailed written comments on the Budget within the time period specified shall be deemed to be a "Tenant Delay" for purposes of this Agreement. Tenant shall pay the difference between (x) the total amount shown on the Budget (the "Total Budget Amount") and
(y) the Tenant Improvement Allowance, which difference is referred to herein as the "Over-Allowance Amount," plus any additional costs incurred as a result of any Change Orders, as defined below.

       Within ten (10) days after the end of each month during which construction on the Tenant Improvements occurs, Landlord shall provide to Tenant the following: (1) a statement of the costs incurred during the preceding month for the construction of the Tenant Improvements, dividing those costs into two categories: costs included in the original Budget ("Monthly Budget Amount") and costs incurred as a result of any Change Orders ("Change Order Amounts"), (2) a certification by the Architect that the work covered by such statement has been completed, and (3) mechanics' lien releases from the Contractor and subcontractors for the work covered by


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such statement. Within ten (10) days of its receipt of each such statement,
Tenant shall pay to Landlord: (x) Tenant's Pro Rata Share (as defined below) of the Monthly Budget Amount shown on each such statement, plus (y) any Change Order Amounts. "Tenant's Pro Rata Share" shall be the following ratio:

                              Over-Allowance Amount
                               Total Budget Amount

For purposes of determining this ratio during the course of construction, the Tenant Improvement Allowance shall be calculated assuming that the area of the Premises is the number of rentable square feet shown on the Plans. If, upon completion of the Tenant Improvements, the final number of rentable square feet is a different amount, the parties shall recalculate the Tenant Improvement Allowance based on the actual number of rentable square feet in the Premises, recalculate the Tenant's Pro Rata Share accordingly, and Tenant shall be entitled to a credit against Base Rent for any excess Over-Allowance Amount previously paid to Landlord and Tenant shall be obligated to pay to Landlord any underpayment of the Over-Allowance Amount within ten (10) days of receipt of Landlord's statement therefor.

       If, upon completion of the Tenant Improvements, the cost of the Tenant Improvements is, less than the Budget, the Tenant's Pro Rata Share shall be recomputed based on the actual total cost of the Tenant Improvements and Tenant shall be entitled to a credit against Base Rent for any excess Over-Allowance Amount previously paid to Landlord.

5.     CHANGE ORDERS

       If, after Tenant's approval of the Plans, Tenant requires any revisions, changes, or substitutions to the Plans or the Tenant Improvements (individually or collectively, "Change Orders"), Tenant shall deliver plans and specifications for such Change Orders to Landlord for approval. If Landlord does not approve of the plans for Change Orders, Landlord shall notify Tenant of the revisions required. Tenant shall deliver the revised plans and specifications to Landlord within five (5) business days of Landlord's notice or Tenant shall be deemed to have abandoned its request for such Change Orders. Any additional costs which arise in connection with such Change Orders (including all costs associated with the review, preparation and revision of plans and specifications, and the construction of all Change Orders) shall be paid by Tenant to Landlord as an addition to the Over-Allowance Amount.

6.     SUBSTANTIAL COMPLETION.

       As used herein and in the Lease, the term "Substantial Completion of the Tenant Improvements" shall mean the date on which the Tenant Improvements are sufficiently complete in accordance with the approved Plans so that (i) the San Francisco Department of Building Inspection permits occupancy of the Premises, and (ii) Tenant may reasonably commence using the Premises for the uses permitted under the Lease. Tenant agrees and acknowledges that the Substantial Completion of the Tenant Improvements does not require (i) the completion of the freight elevator work or (ii) completion of all punch list items noted by Tenant so long as such punch list items do not materially interfere with Tenant's use and occupancy of the Premises.

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Tenant shall notify Landlord of all punch list items within thirty (30) days of
Substantial Completion of the Tenant Improvements. Landlord shall complete the repair of any punch list items within thirty (30) days of the Commencement Date, provided that if the nature of such repairs is such that more than thirty (30) days are required to complete such repairs, then Landlord shall commence such repairs within the thirty (30) day period and thereafter diligently prosecute such repairs to completion.

7.     TENANT DELAYS.

       For purposes of this Agreement and the Lease, the following events shall constitute delays caused by Tenant (a "Tenant Delay"):

       A. Tenant's request for Change Orders whether or not any such Change Orders are actually performed; or

       B. Tenant's requirements for materials, components, finishes or improvements which are not available in a commercially reasonable time given the anticipated date of Substantial Completion of the Tenant Improvements; or

       C. Tenant's delay in reviewing, revising or approving plans and specifications beyond the periods set forth in this Agreement; or

       D. Tenant's delay in providing information critical to the normal progression of the Tenant Improvements. Tenant shall provide such information as soon as reasonably possible, but in no event longer than the time period specified herein, or if no time period is specified, three (3) business days after receipt of such request for information from the Landlord; or

       E. Tenant's delay in making Over-Allowance or Change Order payments to Landlord; or

       F. Tenant's interference with construction activities during Tenant's early occupancy of the Premises.

       If any of the foregoing Tenant Delays occur, then Landlord shall cause Landlord's Architect to certify the date on which the Tenant Improvements would have been Substantially Completed but for such Tenant Delay. A Tenant Delay, in and of itself, is not to be construed as default under this Agreement or a breach of the Lease; provided, however, that Tenant's delay in making a payment within the time period specified in paragraph 4 of this Agreement will constitute a breach of the Lease which, after notice by Landlord with Tenant's rights to cure under Article 16 of the Lease, shall entitle Landlord to exercise all remedies set forth in the Lease.

8.     DEFAULT.

       Any default by either Landlord or Tenant under the terms of this Agreement shall constitute a default under the Lease to which this Agreement is attached, and shall entitle

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Landlord and Tenant to exercise all remedies set forth in the Lease. Landlord and Tenant shall each have any and all rights to cure their defaults pursuant to the provisions of the Lease.

       IN WITNESS WHEREOF, the parties have executed this Tenant Improvement Agreement as of the date first written above.


LANDLORD:                                    TENANT:
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1900 BRYANT STREET INVESTORS, LLC,           WILLIAMS-SONOMA, INC.,
a California limited liability company       a California corporation

By: Mariposa Management Company, Inc.,
    a California corporation, its manager

      By:             [SIG]                   By:             [SIG]
          ------------------------------          ------------------------------
            Its: Chief Executive Officer            Its:
                 and Vice President